Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

SEVEN HILLS REALTY TRUST

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(4)	Fee Rate	Amount of Registration Fee
Equity	Common shares, par value $0.001 per share	457(a)	550,000(2)	$11.83	$6,506,500	0.00015310	$996.15
Total Offering Amounts					$6,506,500		$996.15
Total Fee Offsets							—
Net Fee Due							$996.15

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement on Form S-8 also covers an indeterminate number of additional common shares of Seven Hills Realty Trust (the "Registrant") that may become issuable under the Second Amended and Restated Seven Hills Realty Trust 2021 Equity Compensation Plan (the "Plan") by any reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents an additional 550,000 common shares of the Registrant issuable under the Plan. The Registrant previously filed the registration statement on Form S-8 (No. 333-256530) with respect to common shares issuable under the Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, on the basis of the average of the high and low prices per share of the common shares as reported on the Nasdaq Stock Market LLC on May 21, 2025.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.00015310 and the proposed maximum aggregate offering price.